Filed pursuant to Rule 433
Dated 09/07/06
Registration No. 333-132201


Toyota Motor Credit Corp
Final Term Sheet


Lead Managers: HSBC Securities (USA) Inc. (100%)

Structure: 3yr nc 1yr Float/Fixed Medium Term Notes

Ratings: Aaa / AAA

Pricing Date: September 7, 2006

Interest Accrual Date: September 14, 2006

Settlement Date: September 14, 2006

Initial Call Date: September 14, 2007

Maturity Date: September 14, 2009

Form of Note: Senior Notes

Form of Offering: SEC Registered Medium Term Notes

CUSIP: 89233PZE9


Transaction Details

Principal Amount: $50,000,000

Year 1
Pricing Benchmark: 3M USD LIBOR

Interest Rate Source: USD-Libor-BBA (Reuters/Telerate Inc Page 3750)

Coupon: 3M USD LIBOR + 10 bps

Coupon Reset & Payment Dates: Quarterly

Coupon Pay Basis: Act/360

Interest Rate Determination: Two London Business Days

Day Count Convention: Modified Following with Adjustment

Call Provision
Coupon Call Dates: September 14th, 2007 and Quarterly thereafter

Call Type: Bermudan. Quarterly (in whole) on coupon payment dates

Call Notice on Note: 10 New York Calendar Days

Call Price: Par (100.00)

Years 2 & 3
Fixed Coupon: 5.27%

Fixed Interest Payment: Quarterly on the 14th of December, March, June, & September

Day Count: Act/360

Day Count Convention: Modified Following with Adjustment

Price to Investor: 100.000%

Gross Fees: 0.00%

All-In Price to Issuer: 100.00%

Net Proceeds: $50,000,000

Minimum Denominations: $100,000 and integral multiples of $1,000 thereafter

Delivery Instructions: DTC#2467

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049.